Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143793

BigString Corporation

PROSPECTUS SUPPLEMENT

Number 8

to

Prospectus dated November 13, 2007

of

BIGSTRING CORPORATION

18,524,866 Shares of Common Stock

This prospectus supplement supplements the prospectus dated November 13, 2007, as previously supplemented, relating to the offer and sale by certain persons who are or may become stockholders of BigString Corporation of up to 18,524,866 shares of BigString Corporation’s common stock.  We are not selling any of the shares in this offering and therefore will not receive any proceeds from the offering.

This prospectus supplement is part of, and should be read in conjunction with, the prospectus dated November 13, 2007, the prospectus supplement number 1 dated November 20, 2007, the prospectus supplement number 2 dated December 5, 2007, the prospectus supplement number 3 dated December 26, 2007, the prospectus supplement number 4 dated January 25, 2008, the prospectus supplement number 5 dated February 12, 2008, the prospectus supplement number 6 dated March 6, 2008 and the prospectus supplement number 7 dated April 4, 2008.  This prospectus supplement is qualified by reference to the prospectus, except to the extent the information in this prospectus supplement updates and supersedes the information contained in the prospectus, as previously supplemented.  The primary purpose of this prospectus supplement is to notify stockholders that BigString Corporation has unveiled a new, self destructing instant messaging technology that enables users to send instant messages that self-destruct after being sent.

This prospectus supplement includes the attached Current Report on Form 8-K, with exhibit, which was filed with the Securities and Exchange Commission on April 18, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities being offered through the prospectus dated November 13, 2007, or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 23, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 16, 2008

BIGSTRING CORPORATION

(Exact name of registrant as specified in charter)

Delaware	000-51661	20-0297832
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Harding Road, Suite E, Red Bank, New Jersey	07701
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  (732) 741-2840

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.                Other Events.

On April 16, 2008, BigString Corporation (“BigString”) issued a press release announcing that it has unveiled a new, self destructing instant messaging technology that enables users to send instant messages that self-destruct after being sent.  In addition, instant messages sent via BigString’s service cannot be copied, logged or screen-printed.  A copy of the press release is attached hereto as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01.                Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit
Number	Description

99.1	Press Release Re: New Self-Destructing Instant Messaging Technology that Provides Users Privacy and Security Unveiled by BigString Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIGSTRING CORPORATION
(Registrant)

By:	/s/ Darin M. Myman
Darin M. Myman
President and Chief Executive Officer
Date:  April 18, 2008

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release Re: New Self-Destructing Instant Messaging Technology that Provides Users Privacy and Security Unveiled by BigString Corporation.

EXHIBIT 99.1

New Self-Destructing Instant Messaging Technology That Provides Users Privacy and
Security Unveiled by BigString Corporation

Innovative Application Prevents Logging, Saving or Screen Printing IMs

RED BANK, N. J., April 16, 2008 -- BigString Corporation (OTCBB: BSGC) today unveiled a new self-destructing instant messaging technology that enables users to send instant messages (IMs) that self-destruct after being sent.  Additionally, IMs sent via BigString’s service cannot be copied, logged or screen-printed.   BigString IM is a free advertising supported service available at http://www.bigstring.com.  It is available as a web version or as a free plug-in for AOL’s AIM.

The patent-pending technology leaves no trail or copy of the IM on any server once the message self-destructs. The time for self-destruction is set by the sender, and can be set to disappear in as little as a few seconds to over an hour.  The sender can also choose a number of visual effects for the self-destruction. A message will disappear in real time simultaneously from both the sending and receiving IM screens.

“We have become so complacent about texting, chatting and gossiping online that we have forgotten that our conversations might be stored and archived forever.  Just ask a politician like New York Governor David Paterson, a celebrity like Charlie Sheen, or the American Idol contestant whose private pictures were spread around the Internet against her will. That’s why we created an application that now gives consumers back their privacy and control,” said Darin Myman, President and CEO of BigString. He added that, “‘Going BigString’ gives you the ability to have a private and secure online conversation with the peace of mind that it will disappear at the exact time you chose.”

Recent surveys indicate that over 70% of Internet users use some form of IMing with over 25% using a form of IM at work. “This makes the secure concept of  ‘Going BigString,’ a natural for all those communicating in real time online,” stated Mr. Myman.

About BigString

BigString Corporation, owner and operator of BigString.com, is a provider of social networking messaging applications and user-controllable email services.  In addition to permitting users to send recallable, erasable, self-destructing emails and video emails, BigString’s patent-pending technology allows emails and pictures to be rendered non-forwardable, non-printable and non-savable before or after the recipients read them, no matter what email service provider is used.

Forward-Looking Statements

Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby.  Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation’s actual results could differ materially from expected results.

Public Relations:

Andrea Jayson
Jayson Marketing Group
andreajayson@aol.com
(914) 238-2231

Joe Favorito
Fatherknickerbocker1@yahoo.com
(917) 566-8345

Investor Relations:

Rick McCaffrey, OTC Financial Network,
rick@otcfn.com, http://www.otcfn.com/bsgc
(781) 444-6100 x 621